Dear <client first name>,

You are receiving this letter because you are the owner of a Smart Track II – 5 Year Variable Annuity contract and you have not started receiving lifetime income payments. No action is required from you unless you are interested in the new Guaranteed Lifetime Withdrawal Benefit Riders (GLWB Riders) available under your contract as described below.

We are pleased to inform you that, for a limited time only, Great-West is offering you the opportunity to exchange your current GLWB Rider for either of our new GLWB Riders without impacting your Benefit Base (the amount that your guaranteed withdrawals are based on) or incurring a Withdrawal Charge.

Starting on August 1, 2016, you will have until September 30, 2016 (60 days) to change from your current GLWB Rider, the Lifetime Income Lock Fixed GLWB Rider (which is now referred to as the Great-West Secure Income Foundation GLWB Rider) to either the Great-West Secure Income Plus GLWB Rider or the Great-West Secure Income Max GLWB Rider.

Compared to your current GLWB Rider, the new GLWB Riders offer additional benefits in exchange for a higher Guarantee Benefit Fee. You should carefully consider the features and benefits of each GLWB Rider relative to their costs and to your specific needs and goals. This offer may not be advisable for you if you do not wish to pay more for your GLWB Rider, if you’ve already begun to take guaranteed annual withdrawals, or if you intend to begin taking guaranteed annual withdrawals in the near future. If you choose to exchange your current GLWB Rider for a new GLWB Rider, your GLWB Rider Election Date and your Ratchet Date (the anniversary of your GLWB Rider Election Date) will change to the date that the transfer is made, which, depending on market conditions and other factors, may or may not be beneficial. Consult with a financial advisor about whether a particular GLWB Rider is suitable for you. Please note that no commissions will paid to advisors as a result of this exchange offer.

Below is a short summary of key distinctions between your current GLWB Rider and the new GLWB Riders. Please refer to the enclosed documents (the Smart Track II - 5 Year Variable Annuity prospectus, the current Rate Sheet Supplement, and a chart comparing the GLWB Rider features) for more information.

Great-West Secure Income Foundation GLWB Rider (your current GLWB Rider, formerly the Lifetime Income Lock Fixed GLWB Rider) offers an annual amount that is guaranteed for the lifetime of the Covered Person(s) according to a fixed schedule that varies the withdrawal percentage with the age of the Covered Person(s). The Guarantee Benefit Fee is 0.90%.

Great-West Secure Income Plus offers an annual amount that is guaranteed for the lifetime of the Covered Person(s) according to a fixed schedule that varies the withdrawal percentage with the age of the Covered

Michael P. McCarthy Senior Vice President National Sales	Great-West Life & Annuity Insurance Company Corporate Address: 8515 E. Orchard Rd. Greenwood Village, CO 80111

Person(s), and also offers guaranteed Benefit Base growth before you start distributions through a 5% accumulation credit, as disclosed in the current Rate Sheet Supplement. The Guarantee Benefit Fee is 1.30%.

Great-West Secure Income Max offers an annual amount that is guaranteed for the lifetime of the Covered Person(s) according to a fixed schedule that varies the withdrawal percentage with the age of the Covered Person(s), and is also designed to provide maximum guaranteed lifetime retirement income by offering a 1% distribution credit to your withdrawal percentage if you wait five years to start income, as disclosed in the current Rate Sheet Supplement. The Guarantee Benefit Fee is 1.20%.

Again, you are under no obligation to take action with respect to your current GLWB Rider selection. If you choose to exchange to one of the new GLWB Riders, your current Benefit Base will be transferred intact to the new rider; you will not incur a Withdrawal Charge; your Guarantee Benefit Fee will increase to the new amount; and your GLWB Rider Election Date and your Ratchet Date (the anniversary of your GLWB Rider Election Date) will change to the date that the transfer is made.

Please consult the financial advisor and/or the firm that assisted you in purchasing the contract, as they may require a suitability review of any changes you are considering. You may contact the Retirement Resource Operations Center at P.O. Box 173920 Denver, CO 80217-3920; toll free at (877) 723-8723; or email us at rrocrequest@greatwest.com.

We truly value our relationship with you and want to make sure that we are offering the guaranteed retirement income that can best help you have the financial freedom to do what you enjoy the most with the people you care about the most.

Best regards,

Michael P. McCarthy

Michael P. McCarthy Senior Vice President National Sales	Great-West Life & Annuity Insurance Company Corporate Address: 8515 E. Orchard Rd. Greenwood Village, CO 80111

1 Benefit Base may be decreased if excess withdrawals are taken or when it is beneficial to lock in a higher GAW if a reset is elected.

2 Subsequent contributions have their own 5-year waiting period.

The Great-West Smart Track® II – 5 Year Variable Annuity is sold by prospectus only. The investment return and principal value of the underlying investment portfolios of a variable annuity will fluctuate so that an investor’s units, when redeemed, may be worth more or less than their original cost. Before purchasing an annuity, investors should carefully consider its investment options’ objectives and all the risks, charges, and expenses associated with the annuity and its investment portfolios. For this and other important information, please call 877-723-8723 to request an annuity prospectus, or you can view the prospectus for the annuity or its underlying funds online. Please read prospectuses carefully before investing or sending money.

Unless otherwise noted: NOT FDIC, NCUA/NCUSIF INSURED | NOT A DEPOSIT | NOT GUARANTEED BY ANY BANK OR CREDIT UNION | NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY | FUNDS MAY LOSE VALUE | NOT A CONDITION OF ANY BANKING OR CREDIT UNION ACTIVITY

GWFS Equities, Inc., or one or more of its affiliates, may receive a fee from the investment option provider for providing certain recordkeeping, distribution and administrative services.

The principal underwriter is GWFS Equities, Inc., Member FINRA/SIPC and wholly owned subsidiary of Great-West Life & Annuity Insurance Company.

Variable annuities are long-term investments and may not be suitable for all investors. Any withdrawals of earnings prior to age 59 1⁄2 may be subject to income tax and a 10% penalty. A withdrawal charge may also apply. An investment in variable life insurance or variable annuity is subject to fluctuating values of the underlying investment options and it entails risk, including the possible loss of principal.

Great-West Financial® refers to products and services provided by Great-West Life & Annuity Insurance Company (GWL&A), Corporate Headquarters: Greenwood Village, CO; Great-West Life & Annuity Insurance Company of New York (GWL&A of NY), Home Office: NY, NY; and their subsidiaries and affiliates. The trademarks, logos, service marks and design elements used are owned by GWL&A.

Any guarantees are based on the claims-paying ability of the issuing insurance company. ©2016 Great-West Life & Annuity Insurance Company. All rights reserved. PT271309 (6/16)

Michael P. McCarthy Senior Vice President National Sales	Great-West Life & Annuity Insurance Company Corporate Address: 8515 E. Orchard Rd. Greenwood Village, CO 80111

Comparison of your current GLWB Rider (the Great-West Secure Income Foundation GLWB Rider) with the new GLWB Riders (the Great-West Secure Income Plus GLWB Rider and the Great-West Secure Income Max GLWB Rider):

	GREAT-WEST SECURE INCOME FOUNDATION GLWB RIDER	GREAT-WEST SECURE INCOME PLUS GLWB RIDER	GREAT-WEST SECURE INCOME MAX GLWB RIDER

Guarantee Benefit Fee	0.90%	1.30%	1.20%

Objective	Low cost, high income	Guaranteed growth, guaranteed income	Maximum income

Guaranteed Lifetime Income	X	X	X

Single or Joint Withdrawal	X	X	X

Wait to Choose Single or Joint	X	X	X

Annual Step-up	X	X	X

Age Band Income Reset	X	X	X

Add $ after Withdrawal Phase Begins	X	X	X

Guaranteed Accumulation Credit		X

Enhanced Distribution Credit			X

Michael P. McCarthy Senior Vice President National Sales	Great-West Life & Annuity Insurance Company Corporate Address: 8515 E. Orchard Rd. Greenwood Village, CO 80111